Exhibit 99.1

	Contact:
	Investors:	Lisa O’Connor
		724.514.1782
		lisa.oconnor@ansys.com
NEWS RELEASE	Media:	Kelly Wall
FOR IMMEDIATE RELEASE		724.514.3076
		kelly.wall@ansys.com

BILL MCDERMOTT NAMED TO ANSYS, INC. BOARD OF DIRECTORS

SOUTHPOINTE, PA – July 13, 2007 – ANSYS, Inc. (NASDAQ: ANSS), a global innovator of simulation software and technologies designed to optimize product development processes, today announced that its board of directors has elected Bill McDermott, President and Chief Executive Officer of SAP Americas & Asia Pacific Japan, to the ANSYS board. He also has been appointed to the Compensation Committee.

Since 2002, McDermott has been an executive and Corporate Officer at SAP, the largest business software company in the world. He is currently responsible for managing SAP’s business activities throughout North and South America as well as Asia Pacific.

Prior to SAP, McDermott served as Executive Vice President, Worldwide Sales Operations at Siebel Systems and as President of Gartner, Inc. He spent 17 years at Xerox Corporation holding various senior management positions including President of U.S. Major Account Organization and Senior Vice President / General Manager of Xerox Business Systems. McDermott has a B.S. degree in business administration from Dowling College and an MBA from Northwestern University. He serves on the board of directors of Under Armour, a performance apparel company dedicated to technologically advanced products, and PAETEC Communications, a nationwide integrated communications provider.

“I am very pleased to welcome Bill to our board of directors,” said Peter Smith, Chairman of ANSYS, Inc. “His considerable strategic and operational business experience in enterprise software, coupled with his top-level marketing savvy, will be an invaluable addition to our board.”

About ANSYS, Inc.

ANSYS, Inc., founded in 1970, develops and globally markets engineering simulation software and technologies widely used by engineers and designers across a broad spectrum of industries. The Company focuses on the development of open and flexible solutions that enable users to analyze designs directly on the desktop, providing a common platform for fast, efficient and cost-conscious product development, from design concept to final-stage testing and validation. The Company and its global network of channel partners provide sales, support and training for customers. Headquartered in Canonsburg, Pennsylvania, U.S.A., with more than 40 strategic sales locations throughout the world, ANSYS, Inc. and its subsidiaries employ approximately 1,400 people and distribute ANSYS products through a network of channel partners in over 40 countries. Visit www.ansys.com for more information.

ANSYS, ANSYS Workbench, AUTODYN, CFX, FLUENT and any and all ANSYS, Inc. brand, product, service and feature names, logos and slogans are registered trademarks or trademarks of ANSYS, Inc. or its subsidiaries in the United States or other countries. All other brand, product, service and feature names or trademarks are the property of their respective owners.

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